UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2020

INTREXON CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	001-36042	26-0084895
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of principal executive offices) (Zip Code)

(301) 556-9900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	XON	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the previously announced appointment of Helen Sabzevari, Ph.D., as President and Chief Executive Officer of Intrexon Corporation (“Intrexon”) effective as of January 1, 2020 (the “Transition Date”), Intrexon entered into an employment agreement (the “Employment Agreement”) with Dr. Sabzevari on the Transition Date. The term of employment under the Employment Agreement commenced on the Transition Date and continues until terminated in accordance with the Employment Agreement.

Dr. Sabzevari’s initial annual base salary under the Employment Agreement will be $1,000,000. On January 5, 2020 (the “Grant Date”), pursuant to the terms of the Employment Agreement, Dr. Sabzevari received a grant of (i) restricted stock units equal to 500,000 shares of Intrexon common stock, which will vest on the first anniversary of the Grant Date (the “RSU Grant”), (ii) incentive stock options to purchase up to 1,500,000 shares of Intrexon common stock with an exercise price of $5.95 (the “FMV”), 50% of which will vest on the first anniversary of the Grant Date and the remaining 50% of which will vest in equal installments on each of the next three anniversaries of the Grant Date (together with the RSU Grant, the “Initial Equity Grants”), (iii) incentive stock options to purchase up to 1,500,000 shares of Intrexon common stock with an exercise price of twice the FMV, and (iv) incentive stock options to purchase up to 1,500,000 shares of Intrexon common stock with an exercise price of three times the FMV (together with (iii), the “Performance Equity Grants”). Each of the Performance Equity Grants will vest in four equal annual installments on each of the first four anniversaries of the Grant Date.

The Employment Agreement also provides for eligibility for an annual bonus beginning in 2020 of between 75% and 150% of Dr. Sabzevari’s annual base salary, contingent upon continuous employment by Intrexon and Dr. Sabzevari’s performance during the bonus period and through the date on which the bonus is paid, as determined in the sole discretion of the board of directors of Intrexon (the “Board”).

In the event Dr. Sabzevari’s employment is terminated by Intrexon without Cause or by Dr. Sabzevari for Good Reason (each as defined in the Employment Agreement), Dr. Sabzevari will be eligible to receive (i) an amount equal to 18 months of her then-current base annual salary (or, in the event of a material reduction of Dr. Sabzevari’s base salary giving rise to Good Reason, her pre-reduction base salary), (ii) a portion of her target bonus based on the pro-rata portion of the year elapsed prior to the date of her termination plus any annual bonus for the calendar year prior to the date of her termination of employment that would have been earned but for Executive’s termination date occurring prior to the date of payment of such bonus, (iii) full acceleration of any unvested portion of the Initial Equity Grants, (iv) full acceleration of any unvested portion of the Performance Equity Grants, in the event of termination within 12 months of a Change in Control (as defined in the Employment Agreement), and (v) if elected, payment or reimbursement for COBRA healthcare continuation coverage for up to 18 months following the termination date.

Regardless of the reason of termination, under the Employment Agreement Dr. Sabzevari will be entitled to receive (i) any earned, but unpaid, base salary through the date of termination, (ii) a cash payout of accrued but unused vacation, and (iii) any amounts owed for reimbursement of expenses pursuant to applicable Intrexon reimbursement policies.

Dr. Sabzevari will be entitled to participate in all employee benefit plans that are generally made available to senior Intrexon exempt executives. Dr. Sabzevari will also be required to comply with certain confidentiality, non-disparagement, and proprietary rights restrictions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Prior to the equity grants discussed above, on January 5, 2020, the Board amended Section 6.03 of the Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan, as amended (the “2013 Plan”), to increase the limit to the number of shares of common stock of Intrexon covered by options, stock appreciation rights, and other stock-based awards in the nature of purchase rights that may be granted to an individual participant under the 2013 Plan in any one calendar year to 5,000,000.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 1, 2020, by and between Intrexon Corporation and Helen Sabzevari, Ph.D.

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intrexon Corporation

By:	/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer

Dated: January 7, 2020